Exhibit 15


Deloitte & Touche LLP


February 3, 1997

Koger Equity, Inc.
3986 Boulevard Center Drive, Suite 101
Jacksonville, Florida

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995 and September 30, 1996, and 1995, as
indicated in our reports dated May 2, 1996, August 2, 1996 and November 4, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1993, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

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